Exhibit 5.1

14 September 2015

Our Ref: MVR: NOV001/4007

Novogen Limited

16-20 Edgeworth David Avenue

Hornsby NSW 2077

Australia

Attention: Board of Directors

Dear Sirs

Amendment No. 1 to SEC Registration Statement on Form F-3 filed 15 July 2015

We have acted as counsel to Novogen Limited, a company organized under the laws of Australia (the Company). This opinion is being delivered in connection with the Company’s filing of Amendment No. 1 to a Registration Statement on Form F-3 filed by the Company 15 July 2015 (the Amended Registration Statement) with the U.S. Securities and Exchange Commission (the Commission), on or about the date of this letter, pursuant to the U.S. Securities Act of 1933, as amended (the Securities Act), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of ordinary shares of the Company, in the form of ordinary shares or American Depositary Shares (the Ordinary Shares).

For purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto and we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are legal practitioners admitted to practise in the State of New South Wales. Our examination of matters of law in connection with the opinions issued herein has been limited to, and accordingly our opinions herein are limited to, the laws of New South Wales.

Based on the foregoing, we are of the opinion that with respect to each of the Ordinary Shares, when (i) the Board of Directors of the Company or a committee thereof properly empowered (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Ordinary Shares and related matters, and (ii) holding statements in respect of the Ordinary Shares have been duly delivered (a) for consideration approved by the Board or (b) upon consideration by way of conversion or exercise of any other Security issued by the Company in accordance with the terms of such Security, or the instrument governing such Security, providing for such conversion or exercise as approved by the Board, the Ordinary Shares will be duly authorized, validly issued, fully paid and nonassessable. By “nonassessable” we mean that the potential liability of holders of the Ordinary Shares is limited to the amount the holders paid for the shares and that the holders may not be charged or assessed additional amounts by the Company or the Company’s creditors to pay for the Company’s debts.

The reference in the paragraph above to “all necessary corporate action” includes (but is not limited to) the obtaining of any approvals from shareholders of the Company required under the Corporations Act 2001 of the Commonwealth of Australia or the Listing Rules of the Australian Securities Exchange.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matters or document not referred to herein. In particular (but without limiting the generality of the

ABN 55 365 334 124

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Sydney NSW 2000	Sydney NSW 2001	Sydney	Facsimile +61 2 8916 2000	addisonslawyers.com.au

Liability limited by a scheme approved under Professional Standards Legislation

Novogen Limited	14 September 2015

foregoing), no opinion is expressed as to what further documentation may need to be entered into, or what other requirements may need to be complied with, to permit an offering of the shares in Australia or any other jurisdiction. This opinion is governed by and shall be construed in accordance with the laws of New South Wales.

We consent to the filing of this opinion as an exhibit to the Amended Registration statement and to the use of our name as the attorneys who will pass upon Australian legal matters in connection with the issuance of Ordinary Shares under the Amended Registration Statement and any prospectus supplements related thereto. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto. This opinion is rendered as of the date above and we disclaim any obligation to advise you of facts, circumstances, events or developments that may alter, affect or modify the opinion expressed herein.

Yours faithfully

/s/ Jeff Mansfield

Jeff Mansfield

Partner

Direct Line: +61 2 8915 1016

Direct Fax: +61 2 8916 2016

Email: jeff.mansfield@addisonslawyers.com.au

Novogen Limited	14 September 2015

Schedule 1 - List of Documents Examined

1.	Such constating documents and corporate records as deemed necessary;

2.	The Registration Statement;

3.	A search on 14 September 2015 of the public database maintained by the Australian Securities and Investments Commission; and

4.	Such other documents as we have considered necessary for the purposes of rendering this opinion.

Novogen Limited	14 September 2015

Schedule 2 - Assumptions

This opinion is given based upon the following assumptions:

1.	Payment in full for the Ordinary Shares will be received by the Company.

2.	The Constitution of the Company reviewed by us is the Constitution of the Company in force at the date hereof.

3.	The copies of such constating documents and corporate records of the Company examined, and as deemed necessary to be examined, by us are complete and accurate and constitute a complete and accurate record of the business transacted by the Company.

4